Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated August 16, 2024, except for disclosures included in Notes 1, 4, 6, and 7, as to which the date is November 18, 2024, relating to the financial statements of FACT II Acquisition Corp., as of July 12, 2024 and for the period from June 19, 2024 (inception) through July 12, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 18, 2024